UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): January 3, 2014

HEALTHCARE CORPORATION OF AMERICA

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road Suite 230 Denville, NJ		07834
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:		(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 3, 2014, the Board of Directors of Healthcare Corporation of America (the “Company”) increased its size to six persons and appointed Thomas Rebar to fill the vacancy created by the increase in the size of the board. In conjunction with his appointment to the Board of Directors, Mr. Rebar was appointed to serve as the Chair of the Company’s newly formed Audit Committee. The Board of Directors also appointed Edmundo Gonzalez to serve as a member of the Audit Committee.

Mr. Rebar is a Partner of SCP Partners and has been with SCP Partners since its inception in 1996. SCP Partners manages approximately $750 million on behalf of institutional investors focusing primarily on venture capital and related activities. He has over 25 years experience in venture capital, private equity, investment banking, mergers and acquisitions, and leveraged buyout financing. Mr. Rebar is a director of several companies, including Magnolia Broadband, DVTel, Inc., Pentech Financial Services, Inc., and Cyalume Technologies Holdings, Inc. (OTC-CYLU), where he is currently the Chair of the Audit Committee. Prior to joining SCP, Mr. Rebar was a Senior Vice President at Charterhouse Inc., the U.S. investment banking arm of Charterhouse PLC, a leading U.K. merchant bank, from 1989 to 1996. At Charterhouse, he was responsible for a broad range of domestic and cross-border transactions including representing companies in the purchase and sale of businesses, rendering fairness opinions and business valuations, assisting companies in raising debt capital, and the placement of private equity. Before joining Charterhouse, from 1987 to 1989, Mr. Rebar was a member of the corporate finance department at Bankers Trust Company in New York City. Mr. Rebar received his B.S. summa cum laude from the University of Scranton and his M.B.A. from New York University Graduate School of Business Administration.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE CORPORATION OF AMERICA

Dated: January 13, 2014	By:	/s/ Mark T. Carlesimo
Name: Mark T. Carlesimo Title: Secretary

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